FOR IMMEDIATE RELEASE

CONTACTS

Financial Contact:
Chris Sammons, 225-932-2546

Media Contact:
Sean Clancy, 225-987-7129

SHAW ANNOUNCES THE PASSING OF RICHARD F. GILL,

PRESIDENT, POWER GROUP

Baton Rouge, La., March 21, 2008 – It is with great sadness that The Shaw Group Inc. (NYSE: SGR) announces the passing of Mr. Richard F. Gill, president of Shaw’s Power Group and chairman of its Executive Committee.

“On behalf of all Shaw employees, we extend our deepest condolences to Richard’s family and friends during this extremely difficult time,” said J.M. Bernhard Jr., Shaw’s chairman, president and chief executive officer. “This is a significant loss for our company, the community, and the engineering and construction industry, as Richard’s passion, leadership and legacy in all three are matchless.”

Mr. Gill served as president of Shaw’s Power Group since September 2006 and as executive vice president and chairman of Shaw’s Executive Committee for the past four years. Mr. Gill joined Shaw in 1997 when the company acquired Merit Industrial Constructors, Inc., an industrial construction and maintenance firm of which he was the founder and president. Over the years, he has served Shaw in various capacities, including vice president and chief operating officer of

The Shaw Group Inc.

As an active member of the business community, Mr. Gill served on the board of directors of the Nuclear Energy Institute, as well as the Louisiana Blue Ribbon Compensation Review Committee. He also was named MBA Alumnus of the Year by Louisiana State University (LSU) in July 2004 and in 2005 was named as a Significant Sig by the Sigma Chi national fraternity, the highest honor the fraternity can bestow on a member. A passionate supporter of LSU athletics, Mr. Gill held board positions with the Tiger Athletic Foundation, including two terms as president in 1995 and 1996.

In addition, Mr. Gill also was an active member in his local community, where he served on boards and chaired committees for the Red Cross, Jaycees, Boy Scouts, Boys Club, YMCA, Fellowship of Christian Athletes, Mary Bird Perkins Cancer Center, Special Olympics, the National Sports Festival, the Baton Rouge Center for World Affairs, Baton Rouge General Hospital and the Public Affairs Research Council. Richard received numerous recognitions and awards for his efforts over the years.

“Richard played an instrumental role in Shaw’s growth and success, and the positive influence of his leadership on our employees and his peers is irreplaceable,” Bernhard said. “We cannot sufficiently express the overwhelming loss that the Shaw family feels at this time.”

Visitation and the memorial service for Richard will be held on Saturday, March 22, in Baton Rouge. In lieu of flowers, the family requests donations be made in Richard F. Gill’s name to The Chapel on the Campus, the LSU Tiger Athletic Foundation or the LSU foundation. Further information can be found at www.shawgrp.com.

The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation and facilities management services for government and private sector clients in the energy, chemicals, environmental, infrastructure and emergency response markets. A Fortune 500 company with nearly $6 billion in annual revenues, Shaw is headquartered in Baton Rouge, La., and employs approximately 27,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit Shaw’s Web site at www.shawgrp.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions) and statements related to revenues, earnings, backlog or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s Web site under the heading “Forward-Looking Statements.” These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw.  For more information on the company and announcements it makes from time to time on a regional basis, visit our Web site at www.shawgrp.com.

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[EDITOR’S NOTE: Mr. Gill’s bio and a recent high-resolution photo of Mr. Gill are available at www.shawgrp.com]